Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

Up to 1,296,890 SHARES OF COMMON STOCK

(INCLUDING THE ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
of
NETMANAGE, INC.
at
$5.25 NET PER SHARE
by
RILEY ACQUISITION LLC
a wholly owned subsidiary of
RILEY INVESTMENT PARTNERS, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON
JANUARY 22, 2007 UNLESS THE OFFER IS EXTENDED.

December 20, 2006

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

We have been appointed by Riley Acquisition LLC (the “Purchaser”), a Delaware limited liability company and wholly owned subsidiary of Riley Investment Partners, L.P. (formerly SACC Partners LP), to act as information agent in connection with the Purchaser’s offer to purchase up to 1,296,890 shares of common stock, par value $0.01 per share (the “Common Stock”), of NetManage, Inc., a Delaware corporation (“NetManage”), and the associated Series A Participating Preferred Stock purchase rights (the “Rights,” and, together with the Common Stock, the “Shares”) issued pursuant to the Preferred Shares Rights Agreement, among NetManage and the other parties named therein, dated as of July 24, 1993 as amended May 7, 1999, at a price of $5.25 per share, net to seller (subject to withholding taxes, as applicable), in cash, without interest and subject to the terms and conditions set forth in the Offer to Purchase, dated December 20, 2006, the related Letter of Transmittal and the other related documents (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated December 20, 2006;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Offer;

4. Letter from Riley Investment Management LLC to the stockholders of NetManage relating to the Offer;

5. Notice of Guaranteed Delivery with respect to Shares to be used to accept the Offer if you are unable to deliver the Share certificates together with all other required documents, to Mellon Investor Services LLC (the “Depositary”) before the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed before the Expiration Date;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to the Depositary.

THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, AT LEAST 671,850 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO EXPIRATION DATE OF THE OFFER, SUCH

THAT FOLLOWING THE CONSUMMATION OF THE OFFER RILEY ACQUISITION LLC AND RILEY INVESTMENT PARTNERS, L.P. WILL BENEFICIALLY OWN AT LEAST 12.7% OF THE ISSUED AND OUTSTANDING SHARES OF NETMANAGE. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 12 OF THE OFFER TO PURCHASE.

We encourage you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York time, January 22, 2007, unless the Offer is extended.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the Shares (or a confirmation of a book-entry transfer (as described in the Offer to Purchase) with respect to such shares into the Depositary’s account at the Depository Trust Company), (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents. If a stockholder desires to tender Shares, but that stockholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis prior to the expiration of the Offer, a tender may be effected by following the procedure for guaranteed delivery described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than the Depositary and Riley Investment Management LLC, as described in the Offer to Purchase). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Questions and requests for additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

RILEY INVESTMENT MANAGEMENT LLC

Nothing contained in this letter or in the enclosed documents shall be deemed to render you or any other person as the agent of the Purchaser, the Information Agent or the Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

Enclosures

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